Exhibit 10.3

EXECUTION VERSION

CONSTRUCTION PAYMENT AGREEMENT

(Artesia Rail Yard)

BETWEEN

HEP REFINING, L.L.C.

AND

HOLLYFRONTIER REFINING AND MARKETING LLC

with an Effective Date of

November 1, 2014

SCHEDULES

Schedules
Schedule 2.2	—	Calculation of Annual Payment Amount
Schedule 2.5	—	Calculation of Early Termination Payment Amount

ii

CONSTRUCTION PAYMENT AGREEMENT

(Artesia Rail Yard)

THIS CONSTRUCTION PAYMENT AGREEMENT (this “Agreement”) is made and entered as of October 16, 2015 into to be effective as of the 1st day of November, 2014 (the “Effective Date”), between HEP REFINING, L.L.C., a Delaware limited liability company (herein called “HEP”), and HOLLYFRONTIER REFINING & MARKETING LLC, a Delaware limited liability company (herein called “HFRM”). HEP and HFRM are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS:

A. HFRM has subleased from HEP certain land situated at or near the railway station of Artesia, County of Eddy, New Mexico (the “Land”) pursuant to a certain Sublease Agreement dated to be effective as of November 1, 2014 (the “Ground Sublease”).

B. Pursuant to Section 7.1 of the Ground Sublease, HEP has constructed on the Land a railroad track siding consisting of approximately 8,300 track feet of siding (rail storage), two mainline switches and three industry switches (the “Track”), which is owned by HEP. As used herein, the term Track does not include (i) the Land and (ii) the Additional Improvements.

C. HEP has agreed to lease the Track to HFRM pursuant to a certain Track Lease Agreement dated to be effective as of November 1, 2014 (the “Track Lease”).

D. HFRM has agreed to reimburse HEP in the amount of $4,194,014 (the “Track Construction Cost”) for costs incurred by HEP in constructing the Track, subject to the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of covenants, obligations and undertakings of the Parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HEP and HFRM covenant and agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Certain Defined Terms. Unless the context otherwise requires, capitalized terms used in this Agreement shall have the respective meanings set forth in Appendix A hereto.

1.2 Interpretation. Interpretation matters are set forth in Appendix B hereto.

ARTICLE II

CONSTRUCTION OF TRACK; REIMBURSEMENT FOR TRACK CONSTRUCTION

2.1 Construction of Track. HEP represents and warrants that HEP designed, fabricated, constructed, installed and tested the Track in accordance with applicable law, all applicable requirements of the Ground Sublease, and current and generally accepted industry practices, and pursuant to drawings and specifications previously approved by HFRM.

2.2 Reimbursement for Track Construction. As payment to HEP for the Track Construction Cost, during each Contract Year during the Term HFRM shall pay to HEP the Track Construction Cost divided by 9.2, as such amount may be adjusted pursuant to Section 2.2 (the “Annual Payment Amount”). The Annual Payment Amount shall be paid in equal quarterly payments (each, a “Quarterly Payment”) on or before the last day of each Contract Quarter during the Term, with the first such payment being due ten (10) business days after the date this Agreement is signed by both Parties.

2.3 Adjustment of Annual Payment Amount. The Annual Payment Amount shall be adjusted on the first day of each Contract Year, commencing in 2015, by an amount equal to the annual change in the PPI rounded to four decimal places; provided, however, that (a) the cumulative annual percentage increase in the Annual Payment Amount during the term of this Agreement shall not exceed three percent (3%), and (b) Annual Payment Amount, as adjusted, shall not be decreased below the Annual Payment Amount applicable as of the Commencement Date. The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1). The formula for determining adjustments in the Annual Payment Amount is set forth on Schedule 2.3.

2.4 Place of Payment. The Quarterly Payments shall be payable in lawful money of the United States of America at HEP’s address set forth in Section 5.7. The Annual Payment Amount shall be paid without any claim on the part of HFRM for diminution, setoff or abatement and nothing shall suspend, abate or reduce any Annual Payment Amount to be paid hereunder, except as expressly provided herein.

2.5 Early Termination. In the event the Track Lease is terminated prior to its Expiration Date (as defined therein) for reasons other than the fault or breach of HEP pursuant to the Track Lease or Railroad Lease (as defined in the Track Lease), then, as HEP’s exclusive remedy hereunder, HFRM shall pay to HEP and HEP shall accept, an amount sufficient to reimburse HEP for the remaining unamortized amount of the Track Construction Cost (the “Early Termination Amount”), such amount to be calculated as provided in Schedule 2.5 and paid to HEP within thirty (30) days of the date of such early termination. The Early Termination Amount shall not be payable to HEP in the event the Track Lease is terminated prior to its Expiration Date due to the fault or breach of HEP under the Track Lease or the Railroad Lease (as defined in the Track Lease). The rights and obligations set forth in this Section 2.5 shall survive any termination of the Track Lease or this Agreement.

ARTICLE III

DEFAULTS; REMEDIES; TERMINATION

3.1 Default by HFRM. The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by HFRM:

(a) The failure by HFRM to make when due any payment of a Quarterly Payment or any other payment required to be made by HFRM hereunder, if such failure continues for a period of 90 days following written notice from HEP;

(b) The failure by HFRM to observe or perform any of the other covenants, conditions or provisions of this Agreement to be observed or performed by HFRM, if such failure continues for a period of thirty (30) days following written notice from HEP of such failure; provided, however, if a reasonable time to cure such default would exceed thirty (30) days, HFRM shall not be in default so long as HFRM begins to cure such default within thirty (30) days of receiving written notice from HEP and thereafter completes the curing of such default within reasonable period of time (under the circumstances) following the receipt of such written notice from HEP; or

(c) The occurrence of any Bankruptcy Event.

3.2 HEP’s Remedies.

(a) In the event of any such material default under or material breach of the terms of this Agreement by HFRM, HEP may, at HEP’s option, at any time thereafter that such default or breach remains uncured, without further notice or demand, terminate this Agreement and pursue all of its rights and remedies available under law or in equity, including, but not limited to, the remedies provided for in Section 2.5.

(b) If, by the terms of this Agreement, HFRM is required to do or perform any act or to pay any sum to a Third Party, and fails or refuses to do so, HEP, after thirty (30) days written notice to HFRM, without waiving any other right or remedy hereunder for such default, may do or perform such act, at HFRM’s expense, or pay such sum for and on behalf of HFRM, and the amounts so expended by HEP shall be repayable on demand, and bear interest from the date expended by HEP until paid at a rate equal to an interest rate equal to the “Prime Rate” as published in The Wall Street Journal, Southwest Edition, in its listing of “Money Rates” plus two percent (2%) (the “Default Rate”). Past due payments required hereunder shall bear interest from maturity until paid at the Default Rate.

3.3 Default by HEP. The occurrence of any one or more of the following events shall constitute a material default and breach of this Agreement by HEP:

(a) The failure by HEP to observe or perform any of the other covenants, conditions or provisions of this Agreement to be observed or performed by HEP, if such failure continues for a period of 30 days following written notice from HFRM; provided, however, if a reasonable time to cure such default would exceed thirty (30) days, HEP shall not be in default so long as HEP begins to cure such default within thirty (30) days of receiving written notice from HFRM and thereafter completes the curing of such default within a reasonable period of time following the receipt of such written notice from HFRM; or

(b) The occurrence of a Bankruptcy Event.

3.4 HFRM’s Remedies. In the event of any such material default under or material breach of the terms of this Agreement by HEP, HFRM may, at HFRM’s option, at any time thereafter that such default or breach remains uncured, after ten days prior written notice to HFRM, perform any act that HEP is required to do or perform any act or to pay any sum to a Third Party, at HEP’s expense (to the extent the terms of this Agreement require such performance at HEP’s expense) or pay such sum for and on behalf of HEP, and the amounts so expended by HFRM shall be repayable on demand, and bear interest from the date expended by HFRM until paid at the Default Rate. HFRM may, at HFRM’s option, deduct any such amounts so expended by HFRM from the Quarterly Payment(s) and any other amounts owed hereunder and any such action on the part of HFRM shall be in addition to any other remedy that may be available to HFRM for default or breach of contract, or otherwise, including the right of setoff

ARTICLE IV

GUARANTEES

4.1 Guarantee by HollyFrontier. HollyFrontier Corporation, a Delaware corporation (“HollyFrontier”) unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP the punctual and complete payment in full when due of all amounts due from HFRM under this Agreement (collectively, the “HFRM Payment Obligations”). HollyFrontier agrees that HEP shall be entitled to enforce directly against HollyFrontier any of the HFRM Payment Obligations.

4.2 Guaranty Absolute. HollyFrontier hereby guarantees that the HFRM Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of HollyFrontier under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability. The liability of HollyFrontier under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(a) any assignment or other transfer of this Agreement or any of the rights thereunder of HEP;

(b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to this Agreement;

(c) any acceptance by HEP of partial payment or performance from HFRM;

(d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HFRM or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding;

(e) any absence of any notice to, or knowledge of, HollyFrontier, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of HollyFrontier hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HFRM Payment Obligations or otherwise.

4.3 Waiver. HollyFrontier hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HFRM Payment Obligations and any requirement for HEP to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HFRM, any other entity or any collateral.

4.4 Subrogation Waiver. HollyFrontier agrees that for so long as there is a current or ongoing default or breach of this Agreement by HFRM, HollyFrontier shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HFRM for any payments made by HollyFrontier under this Article IV, and HollyFrontier hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HFRM during any period of default or breach of this Agreement by HFRM until such time as there is no current or ongoing default or breach of this Agreement by HFRM.

4.5 Reinstatement. The obligations of HollyFrontier under this Article IV shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HFRM Payment Obligations is rescinded or must otherwise be returned to HFRM or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HFRM or such other entity, or for any other reason, all as though such payment had not been made.

4.6 Continuing Guaranty. This Article IV is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HFRM Payment Obligations, (ii) be binding upon HollyFrontier, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP and its respective successors, transferees and assigns.

4.7 No Duty to Pursue Others. It shall not be necessary for HEP (and HollyFrontier hereby waives any rights which HollyFrontier may have to require HEP), in order to enforce such payment by HollyFrontier, first to (i) institute suit or exhaust its remedies against HFRM or others liable on the HFRM Payment Obligations or any other person, (ii) enforce HEP’s rights against any other guarantors of the HFRM Payment Obligations, (iii) join HFRM or any others liable on the HFRM Payment Obligations in any action seeking to enforce this Article IV, (iv) exhaust any remedies available to HEP against any security which shall ever have been given to secure the HFRM Payment Obligations, or (v) resort to any other means of obtaining payment of the HFRM Payment Obligations.

ARTICLE V

GENERAL PROVISIONS

5.1 Assignment Prohibition. HFRM shall not, either voluntarily or by operation of law, assign, transfer, mortgage, encumber, pledge or hypothecate this Agreement or HFRM’s interest in this Agreement, in whole or in part, without the prior written consent of HEP, which shall not be unreasonably withheld.

5.2 Severability. The invalidity or unenforceability of any provision of this Agreement, as determined by a court of competent jurisdiction, shall in no way affect the validity or enforceability of any other provision hereof.

5.3 Time of Essence. Time is of the essence in the performance of all obligations hereunder.

5.4 Captions. The headings to Articles, Sections and other subdivisions of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

5.5 Entire Agreement; Amendment. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement and understanding between the parties hereto with respect to the reimbursement of HEP by HFRM for the Track Construction Cost, and supersedes all prior and contemporaneous agreements and undertakings of the parties, in connection herewith. This Agreement may be modified in writing only, signed by the parties in interest at the time of modification.

5.6 Schedules and Exhibits. All schedules and exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.

5.7 Notices. Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:

Notices to HEP:

HEP Refining, L.L.C.

2828 N. Harwood Street, Suite 1300

Dallas, Texas 75201

Attn: President

Email address: president-hep@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HEP Refining, L.L.C.

2828 N. Harwood Street, Suite 1300

Dallas, Texas 75201

Attn: General Counsel

Email address: general.counsel@hollyenergy.com

Notices to HFRM:

HollyFrontier Refining & Marketing LLC

2828 N. Harwood Street, Suite 1300

Dallas, Texas 75201

Attn: President

Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Refining & Marketing LLC

2828 N. Harwood Street, Suite 1300

Dallas, Texas 75201

Attn: General Counsel

Email address: generalcounsel@hollyfrontier.com

Notices to HollyFrontier:

HollyFrontier Corporation

2828 N. Harwood Street, Suite 1300

Dallas, Texas 75201

Attn: President

Email address: president@hollyfrontier.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

HollyFrontier Corporation

2828 N. Harwood Street, Suite 1300

Dallas, Texas 75201

Attn: General Counsel

Email address: generalcounsel@hollyfrontier.com

Any Party or HollyFrontier may at any time change its address for service from time to time by giving notice to the other Parties and HollyFrontier in accordance with this Section 5.7.

5.8 Waivers. No waiver or waivers of any breach or default or any breaches or defaults by either Party of any term, condition or liability of or performance by the other party of any duty or obligation hereunder shall be deemed or construed to be a waiver or waivers of subsequent breaches or defaults of any kind, character or description under any circumstance. The acceptance of a Quarterly Payment hereunder by HEP shall not be a waiver of any preceding breach by HFRM of any provision hereof, other than the failure of HFRM to pay the particular Quarterly Payment so accepted, regardless of HEP’s knowledge of such preceding breach at the time of acceptance of such Quarterly Payment.

5.9 No Partnership. The relationship between HEP and HFRM at all times shall remain solely that of landlord and tenant and shall not be deemed a partnership or joint venture.

5.10 No Third Party Beneficiaries. Subject to the provisions of Section 5.12 hereof, this Agreement inures to the sole and exclusive benefit of HEP and HFRM, their respective Affiliates, successors, legal representatives and assigns, and confers no benefit on any Third Party.

5.11 Mutual Cooperation; Further Assurances. Upon request by either Party from time to time during the Term, each Party hereto agrees to execute and deliver all such other and additional instruments, notices and other documents and do all such other acts and things as may be reasonably necessary to carry out the purposes of this Agreement and to more fully assure the Parties’ rights and interests provided for hereunder.

5.12 Binding Effect. Subject to the provisions of Article IV, and except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

5.13 Choice of Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might require the application of laws of another jurisdiction.

5.14 Survival. All obligations of HEP and HFRM that shall have accrued under this Agreement prior to the expiration or earlier termination hereof shall survive such expiration or termination to the extent the same remain unsatisfied as of the expiration or earlier termination of this Agreement. HEP and HFRM further expressly agree that all provisions of this Agreement which contemplate performance after the expiration or earlier termination hereof shall survive such expiration or earlier termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

The parties hereto have executed this Agreement to be effective as of the Effective Date.

HEP:

HEP REFINING, L.L.C., a Delaware limited liability company

By:	/s/ Bruce R. Shaw
Name:	Bruce R. Shaw
Title:	President

HFRM:

HOLLYFRONTIER REFINING & MARKETING LLC, a Delaware limited liability company

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	CEO and President

ACKNOWLEDGEMENT AND AGREEMENT

HollyFrontier Corporation hereby agrees solely to the provisions of Article IV of the foregoing Agreement.

HOLLYFRONTIER CORPORATION,
a Delaware corporation

By:	/s/ Michael C. Jennings
Name:	Michael C. Jennings
Title:	CEO and President

APPENDIX A

TO

CONSTRUCTION PAYMENT AGREEMENT

Defined Terms

“Affiliates” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Holly Entities, on the one hand, and the HEP Entities, on the other hand, shall not be considered affiliates of each other.

“Bankruptcy Event” means, in relation to any Party, (i) the making of a general assignment for the benefit of creditors by such Party; (ii) the entering into of any arrangement or composition with creditors as a result of insolvency (other than for the purposes of a solvent reconstruction or amalgamation); (iii) the institution by such Party of proceedings (a) seeking to adjudicate such Party as bankrupt or insolvent or seeking protection or relief from creditors, or (b) seeking liquidation, winding up, or rearrangement, reorganization or adjustment of such Party or its debts (other than for purposes of a solvent reconstruction or amalgamation), or (c) seeking the entry of an order for the appointment of a receiver, trustee or other similar official for such Party or for all or a substantial part of such Party’s assets; or (iv) the institution of any proceeding of the type described in (iii) above against such Party, which proceeding shall not have been dismissed within ninety (90) days following its institution.

“Contract Quarter” means a three-month period that commences on July 1, October 1, January 1, or April 1, and ends on September 30, December 31, March 31 or June 30, respectively, except that the initial Contract Quarter shall commence on the Effective Date and end on December 31, 2014.

“Contract Year” means a year that commences on July 1 and ends on the last day of June, except that the initial Contract Year shall commence on the Effective Date.

“Expiration Date” means October 31, 2039.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Person” means any individual or entity, including any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“PPI” means the Producers Price Index Finished Good Index.

Appendix A

“Railroad” means BNSF Railway Company, a Delaware corporation.

“Substantial Completion” means the stage in the construction of the Track when the Track is sufficiently complete in accordance with the drawings and specifications so that HFRM can occupy and utilize the Track for its intended purpose pursuant to the Track Lease.

“Term” means the period commencing on 12:01 a.m. of the Commencement Date and expiring at midnight on the Expiration Date.

“Third Party” shall mean a Person which is not (a) HEP or an Affiliate of HEP, (b) HFRM or an Affiliate of HFRM or (c) a Person that, after the signing of this Agreement becomes a successor entity of HEP, HFRM or any of their respective Affiliates. An employee of HEP or HFRM shall not be deemed an Affiliate.

In addition, the following terms have the meanings given to them in the Sections indicated in the following table:

Term	Section
Agreement	Recitals
Annual Payment Amount	Section 2.2
Default Rate	Section 3.2(b)
Early Termination Amount	Section 2.5
Effective Date	Preface
HEP	Preface
HFRM	Preface
HFRM Payment Obligations	Section 6.1
HollyFrontier	Section 6.1
Party and Parties	Preface
Quarterly Payment	Section 2.2
Track	Recitals
Track Construction Cost	Recitals
Track Lease	Recitals

Appendix A

APPENDIX B

TO

CONSTRUCTION PAYMENT AGREEMENT

Interpretation

As used in this Agreement, unless a clear contrary intention appears:

(a) the singular includes the plural and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement;

(d) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition;

(e) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and

(g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and ‘through” means “through and including.”

Appendix B

SCHEDULE 2.3

CALCULATION OF ADJUSTMENTS TO ANNUAL PAYMENT AMOUNT

ARTESIA RAIL SIDING PPI FORMULA TABLE

Example

Beginning of Year [x]	APA ($)	PPI Data point	PPI change	APA w/ cumulative PPI change	PPI 3% max	APA w/ cumulative 3% max
1	455,871	100.0	n/a		n/a
2	469,547	104.0	4.00%	474,106	103.0	469,547
3	478,665	105.0	0.96%	478,665	106.1	483,634
4	494,620	108.5	3.33%	494,620	109.3	498,143
5	513,087	113.0	4.15%	515,134	112.6	513,087
6	524,252	115.0	1.77%	524,252	115.9	528,480
7	544,334	120.0	4.35%	547,045	119.4	544,334
8	549,325	120.5	0.42%	549,325	123.0	560,664
9	565,280	124.0	2.90%	565,280	126.7	577,484
10	594,808	135.0	8.87%	615,426	130.5	594,808
11	612,653	136.0	0.74%	619,985	134.4	612,653
12	624,543	137.0	0.74%	624,543	138.4	631,032
13	629,102	138.0	0.73%	629,102	142.6	649,963
14	633,661	139.0	0.72%	633,661	146.9	669,462
15	642,778	141.0	1.44%	642,778	151.3	689,546
16	661,013	145.0	2.84%	661,013	155.8	710,232
17	683,807	150.0	3.45%	683,807	160.5	731,539
18	729,394	160.0	6.67%	729,394	165.3	753,485
19	776,090	175.0	9.38%	797,774	170.2	776,090
20	799,373	176.0	0.57%	802,333	175.4	799,373
21	797,774	175.0	-0.57%	797,774	180.6	823,354
22	829,685	182.0	4.00%	829,685	186.0	848,055
23	857,038	188.0	3.30%	857,038	191.6	873,496
24	888,949	195.0	3.72%	888,949	197.4	899,701
25	911,742	200.0	2.56%	911,742	203.3	926,692

APA in Year 1 = $4,194,014 divided by 9.2

SCHEDULE 2.5

CALCULATION OF EARLY TERMINATION AMOUNT

The Early Termination Amount equals the number of years left in the Term of this Agreement multiplied by the adjusted Annual Payment Amount (the “APA”) (as calculated pursuant to Section 2.3 and Schedule 2.3 of this Agreement) for the year that the early termination occurs.

Example of the calculation of the Early Termination Amount:

If the APA in Year 8 is $560,664 and early termination occurs in Year 8, then the Early Termination Amount equals:

(25-8) x Annual Payment Amount in Year 8 = 17 x $560,664 = $9,531,288

ARTESIA RAIL SIDING PPI FORMULA TABLE

Early Termination Example

Beginning of Year [x]	APA ($)	PPI Data point	PPI change	APA w/ cumulative PPI change	PPI 3% max	APA w/ cumulative 3% max
1	455,871	100.0	n/a		n/a
2	469,547	104.0	4.00%	474,106	103.0	469,547
3	478,665	105.0	0.96%	478,665	106.1	483,634
4	494,620	108.5	3.33%	494,620	109.3	498,143
5	513,087	113.0	4.15%	515,134	112.6	513,087
6	524,252	115.0	1.77%	524,252	115.9	528,480
7	544,334	120.0	4.35%	547,045	119.4	544,334
8	549,325	120.5	0.42%	549,325	123.0	560,664
9	565,280	124.0	2.90%	565,280	126.7	577,484
10	3,255,450